Exhibit 99.1
PRESS RELEASE
May 3, 2005

                               For further information contact:
                               David M. Bradley
                               Chairman, President and Chief Executive Officer North Central Bancshares, Inc.
                               825 Central Avenue
                               Fort Dodge, Iowa 50501
                               515-576-7531

     NORTH CENTRAL BANCSHARES, INC. ANNOUNCES RESULTS FOR FIRST QUARTER 2005

Fort Dodge, Iowa -- North Central Bancshares, Inc. (the "Company") (Nasdaq:
FFFD), the holding company for First Federal Savings Bank of Iowa (the "Bank"), announced today that the Company earned $0.68 diluted earnings per share for the quarter ended March 31, 2005, compared to diluted earnings per share of $0.73 for the quarter ended March 31, 2004. The Company's net income was $1,076,000 for the quarter ended March 31, 2005, as compared to $1,217,000 for the quarter ended March 31, 2004. The reduction in earnings was due primarily to an other-than-temporary impairment on a security discussed in greater detail below.

Net interest income for the quarter ended March 31, 2005 was $3.44 million, compared to net interest income of $3.28 million for the quarter ended March 31, 2004. The increase in net interest income was due primarily to an increase in interest-earning assets, offset in part by a decrease in the net interest margin. The net interest spread of 2.85% for the quarter ended March 31, 2005 represented a decrease from the net interest spread of 2.97% for the quarter ended March 31, 2004. The net interest margin of 3.12% for the quarter ended March 31, 2005 represented a decrease from the net interest margin of 3.23% for the quarter ended March 31, 2004.

The Company's provision for loan losses was $50,000 and $60,000 for the quarters ended March 31, 2005 and 2004, respectively. The Company establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate based upon an assessment of prior conditions, the volume and type of loans in the Bank's portfolio, and other factors related to the collectibility of the Bank's loan portfolio.

The Company's noninterest income was $1.18 million and $1.43 million for the quarters ended March 31, 2005 and 2004, respectively. The decrease in noninterest income was due to an impairment of securities available-for-sale and decreases in abstract fees, loan prepayment fees, other income and mortgage banking income, offset in part by increases in fees associated with checking accounts, including overdraft fees.

During the quarter ended March 31, 2005 the Company recorded an other-than-temporary impairment, non-cash, after-tax charge of $229,000, or $0.15 per fully diluted share related to a $1,000,000 face value perpetual preferred stock that declined in value due to decreased interest rates. This perpetual preferred stock was issued by Federal

                                     -MORE-

Home Loan Mortgage Corporation ("Freddie Mac"). Its dividend rate reprices every five years, most recently at year end 2004. This perpetual preferred stock issue is an investment grade security that is held in the Company's available-for-sale securities portfolio. Absent this other-than-temporary charge, diluted earnings per share were $0.83 for the quarter ended March 31, 2005, an increase of 13% over the same period in 2004. In dollars, absent this other-than-temporary charge, earnings were $1,305,000, an increase of 7% over the same period in 2004.

The Company's noninterest expense was $2.94 million and $2.86 million for the quarters ended March 31, 2005 and 2004, respectively. The increase in noninterest expense was due in part to an increase in professional fees and a loss on the disposal of fixed assets.

The Company's provision for income taxes was $553,000 and $576,000 for the quarters ended March 31, 2005 and 2004, respectively. The decrease in the provision for income taxes was due to the decrease in the income before income taxes, offset in part by the limited deductibility of the impairment of securities available-for-sale.

Total assets at March 31, 2005 were $471.2 million as compared to $462.7 million at December 31, 2004. The increase in assets consisted primarily of an increase in loans, offset in part by a decrease in securities available-for-sale. Net loans increased by $8.2 million, or 2.0%, to $415.5 million at March 31, 2005 from $407.3 million at December 31, 2004. At March 31, 2005, net loans consisted of $190.3 million of one-to-four family real estate loans, $89.0 million of commercial real estate loans, $80.2 million of multi-family real estate loans, and $56.0 million of consumer loans. The increase in net loans was due primarily to the origination of one-to-four family real estate loans, the purchase of one-to-four family, multi-family, and commercial real estate loans, and the origination of second mortgage loans. These originations and purchases were offset in part by payments, prepayments, and sales of loans. Securities available-for-sale decreased $0.3 million, or 1.5%, to $22.8 million at March 31, 2005 from $23.1 million at December 31, 2004. The decrease in securities available-for-sale consisted primarily of a decrease in investment in mortgage-backed securities and an other-than-temporary impairment of securities, offset in part by a decrease in unrealized losses and an increase in investment in Federal Home Loan Bank stock.

Deposits increased $4.5 million, or 1.4%, to $320.7 million at March 31, 2005 from $316.3 million at December 31, 2004. Other borrowed funds increased $3.2 million, or 3.2%, to $104.2 million at March 31, 2005 from $101.0 million at December 31, 2004. The increase in the deposits and borrowed funds were used primarily to fund loan growth.

Nonperforming assets were 0.33% of total assets as of March 31, 2005 compared to 0.37% of total assets as of December 31, 2004. The allowance for loan losses was $3.3 million, or 0.76% of total loans, at March 31, 2005, compared to $3.2 million, or 0.77% of total loans, at December 31, 2004.

Stockholders' equity was $42.7 million at March 31, 2005, compared to $41.5 million at December 31, 2004. Stockholders' equity increased by $1.1 million primarily due to earnings, the exercise of stock options, and a decrease in unrealized loss on securities available-for-sale, offset in part by declared dividends. Book value, or stockholders' equity per share, at March 31, 2005 was $27.73 compared to $27.14 at December 31, 2004. The ratio of stockholders' equity to total assets was 9.1% at March 31, 2005, as compared to 9.0% at December 31, 2004.

All stockholders of record on March 16, 2005, received a quarterly cash dividend of $0.29 per share on April 7, 2005. As of March 31, 2005, the Company had 1,538,430 shares of common stock outstanding.

North Central Bancshares, Inc. serves north central and southeastern Iowa at ten full service locations in Fort Dodge, Nevada, Ames, Perry, Ankeny, Clive, Burlington, and Mount Pleasant, Iowa through its wholly-owned subsidiary, First Federal Savings Bank of Iowa, headquartered in Fort Dodge, Iowa.

During the quarter the Company purchased a building site in West Des Moines near Jordon Town Center Mall. The Company intends to begin construction of a new branch office at this location and open this office in 2006, at which point the Company will have three offices in the greater Des Moines, Iowa area.

The Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Statements included in this press release and in future filings by North Central Bancshares, Inc. with the Securities and Exchange Commission, in North Central Bancshares, Inc. press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. North Central Bancshares, Inc. wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect North Central Bancshares, Inc.'s actual results, and could cause North Central Bancshares, Inc.'s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation. The foregoing list should not be construed as exhaustive, and North Central Bancshares, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

For more information contact: David M. Bradley, President and Chief Executive Officer, 515-576-7531

FINANCIAL HIGHLIGHTS OF NORTH CENTRAL BANCSHARES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Financial Condition

 (Unaudited)
 (Dollars in Thousands, except per share and share data)    March 31, 2005       December 31, 2004
                                                            --------------       -----------------
Assets
   Cash and cash equivalents                                $    7,995             $    7,918
   Securities available-for-sale                                22,764                 23,106
   Loans (net of allowance of loan loss of $3,260 and
      $3,235, respectively)                                    415,544                407,316
   Goodwill                                                      4,971                  4,971
   Other assets                                                 19,940                 19,424
                                                            ----------             ----------

     Total Assets                                           $  471,214             $  462,735
                                                            ==========             ==========
Liabilities
   Deposits                                                 $  320,738             $  316,334
   Other borrowed funds                                        104,168                100,975
   Other liabilities                                             3,641                  3,892
                                                            ----------             ----------
      Total Liabilities                                        428,547                421,201

Stockholders' Equity                                            42,667                 41,534
                                                            ----------             ----------

   Total Liabilities and Stockholders' Equity               $  471,214             $  462,735
                                                            ==========             ==========

Stockholders' equity to total assets                              9.05%                  8.98%
                                                            ==========             ==========

Book value per share                                        $    27.73             $    27.14
                                                            ==========             ==========

Total shares outstanding                                     1,538,430              1,530,530
                                                            ==========             ==========

Condensed Consolidated Statements of Income
(Unaudited)
(Dollars in Thousands, except per share data)

                                                         For the Three Months
                                                             Ended March,
                                                         2005            2004
                                                        ----------------------

Interest income                                         $6,335          $6,100
Interest expense                                         2,896           2,817
                                                        ------          ------
    Net interest income                                  3,439           3,283
Provision for loan loss                                     50              60
                                                        ------          ------
    Net interest income after provision for loan loss    3,389           3,223
Noninterest income                                       1,179           1,432
Noninterest expense                                      2,939           2,863
                                                        ------          ------
    Income before income taxes                           1,629           1,792
Income taxes                                               553             576
                                                        ------          ------
    Net income                                          $1,076          $1,217
                                                        ======          ======

Basic earnings per share                                $ 0.70          $ 0.77
                                                        ======          ======
Diluted earnings per share                              $ 0.68          $ 0.73
                                                        ======          ======



                                                          For the Three Months
Selected Financial Ratios                                    Ended March 31,

                                                            2005         2004
                                                          --------------------
Performance ratios
    Net interest spread                                     2.85%        2.97%
    Net interest margin                                     3.12%        3.23%
    Return on average assets                                0.93%        1.13%
    Return on average equity                               10.22%       11.63%
    Efficiency ratio (noninterest expense divided by
      the sum of net interest income before provision
      for loan losses plus noninterest income)             63.64%       60.72%